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Wilmar

For Immediate Release

Contact:  William Sanford
          Senior Vice President
          Chief Financial Officer
          (856) 533-3115



         WILMAR TO BE ACQUIRED FOR $18.25 PER SHARE BY INVESTOR GROUP
              LED BY PARTHENON CAPITAL AND CHASE CAPITAL PARTNERS

Moorestown, NJ, December 22, 1999 - Wilmar Industries, Inc. (Nasdaq: WLMR) ("Wilmar" or the "Company") today announced the signing of a definitive merger and recapitalization agreement between the Company and an investor group led by Parthenon Capital and Chase Capital Partners. Under the terms of the agreement, the Company's stockholders will receive $18.25 in cash in exchange for their shares. The transaction is valued at approximately $300 million including the assumption of approximately $65 million in debt.

The Company's Board of Directors has approved the merger following the unanimous recommendation by a Special Committee whose members are two of the Company's outside directors, Donald Wilson and Martin Hanaka, both of whom are unaffiliated with the investor group. William Blair & Company, L.L.C. was retained by the Special Committee as its financial advisor and issued a fairness opinion with respect to the transaction.

The investor group includes Parthenon Capital, Chase Capital, and General Motors Investment Management Corp. (GMIMCo). In addition, the Company's Chairman, William S. Green, and other members of management will contribute approximately $4.0 million of the $134.0 million of committed equity capital required to finance the transaction. As part of this $4.0 million contribution, Mr. Green will exchange $3.0 million of his common shares for a new series of preferred stock which will be converted as part of the merger into shares of the acquiring company. Mr. Green, who owns approximately 15% of the outstanding common stock of the Company, has agreed to vote his shares in favor of the merger transaction.

The equity financing necessary for the transaction has been committed by Parthenon Capital, Chase Capital, General Motors Investment Management Corp., and certain members of management. The investor group has obtained a commitment letter for the debt financing for the transaction from FleetBoston Robertson Stephens. Completion of this transaction is subject to customary conditions including shareholder approval, receipt of regulatory approvals and receipt of debt financing pursuant to commitment letters. Shareholder approval will be solicited by means of a proxy statement, which will be mailed to shareholders upon the completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction late in the first quarter of 2000.

The Company and the Special Committee are being advised by William Blair & Company, L.L.C., and the investor group is being advised by PaineWebber Incorporated.

Parthenon Capital is a Boston-based private equity firm specializing in management led buyouts, going private transactions and recapitalizations of public and private companies. The firm manages approximately $350 million of private equity capital. Ernest Jacquet, a Managing Partner of Parthenon Capital, is also a director of the Company.

Chase Capital Partners (CCP) is a global private equity partnership with approximately $15 billion under management. CCP has been a leading provider of private equity capital since its inception in 1984 and is a diversified investor with significant interests in most major industries. CCP's primary limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States.

Wilmar Industries, Inc. is a leading national distributor of maintenance, repair, and operations (MRO) products, principally to the apartment housing and institutional markets. The Company operates 25 distribution centers throughout the United States and Canada.



  Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Reform Act of 1995. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements are discussed from time to time in reports filed by the Company with the Securities and Exchange Commission